UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMPREHENSIVE CARE CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-2594724
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3405 W. Martin Luther King, Jr. Blvd., Suite 101

Tampa, Florida 33607

(Address of Principal Executive Offices)

2009 Equity Compensation Plan

(Full Title of the Plan)

Clark A. Marcus

Chief Executive Officer

Comprehensive Care Corporation

3405 W. Martin Luther King, Jr. Blvd., Suite 101

Tampa, Florida

(Name and Address of Agent For Service)

(813) 288-4808

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Brian C. Miner

Reed Smith LLP

2500 One Liberty Place

1650 Market Street

Philadelphia, Pennsylvania 19103

Phone: (215) 851-8119

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, par value $.01 per share	50,000,000 shares	$0.225	$11,250,000	$1,289.25

1.	In accordance with General Instruction E to Form S-8, Comprehensive Care Corporation (the “Registrant”) is filing this Registration Statement to register 50,000,000 shares of the Registrant’s common stock, par value $.01 per share (the “Common Stock”), which represents the number of shares of Common Stock issuable under the Company’s 2009 Equity Compensation Plan. In addition, pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the above-referenced plan.
2.	Estimated solely for the purpose of calculating the registration fee. The fee is calculated upon the basis of the average of the bid and asked price for shares of common stock of the Registrant as reported on the OTC Bulletin Board on February 8, 2012 pursuant to Rules 457(c) and 457(h) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2009 Equity Compensation Plan covered by this Registration Statement on Form S-8 (the “Registration Statement”) as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, or sections of documents, as applicable, filed by Comprehensive Care Corporation, a Delaware corporation (the “Registrant” or “Company”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a) The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(b) The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011.

(c) The Company’s current reports on Form 8-K filed pursuant to the Exchange Act on January 28, 2011, September 9, 2011, November 10, 2011, and January 6, 2012.

(d) The description of the Company’s Common Stock contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission, including any amendments or reports filed for the purpose, or with the effect, of updating such description.

In addition, all reports filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Experts

The consolidated financial statements of the Registrant, which are incorporated by reference in the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2010, have been audited in accordance with the standards of the Public Company Accounting Oversight Board (United States) by Mayer Hoffman McCann P.C., formerly Kirkland, Russ, Murphy & Tapp, P.A., and Kirkland Russ Murphy & Tapp, P.A., each an independent registered public accounting firm, as set forth in their report thereon, as included therein and as incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein by reference in reliance upon the reports of Mayer Hoffman McCann P.C. pertaining to such financial statements (to the extent covered by consents filed with the Commission) given on the authority of such firm as experts in accounting and auditing.

On November 4, 2010, the Registrant was notified that the shareholders of Kirkland, Russ, Murphy & Tapp, P.A. became shareholders of Mayer Hoffman McCann P.C. effective November 1, 2010. As a result, on November 12, 2010, the Registrant appointed Mayer Hoffman McCann P.C. – KRMT Tampa Bay Division as its new auditor as approved by the Audit Committee of the Board of Directors to be effective upon the resignation of Kirkland, Russ, Murphy & Tapp, P.A., which occurred on November 17, 2010.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant’s Bylaws require the Registrant to indemnify, to the full extent permitted by Delaware law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including without limitation an action by or in the right of the Registrant) by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of anther corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Registrant, and, with respect to any criminal action or proceeding, that such person had reasonable cause to believe that his conduct was unlawful.

Section 145 of the General Corporation Law of the State of Delaware authorizes the indemnification of directors and officers against liability incurred by reason of being a director or officer and against expenses (including attorneys fees) in connection with defending any action seeking to establish such liability, in the case of third-party claims, if the officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and if such officer or director shall not have been adjudged liable for negligence or misconduct, unless a court otherwise determines. Indemnification is also authorized with respect to any criminal action or proceeding where the officer or director had no reasonable cause to believe his conduct was unlawful.

In accordance with Section 102(a)(7) of the Delaware General Corporation Law, the Registrant’s Amended Certificate of Incorporation eliminates the personal liability of directors to the Registrant and to stockholders for monetary damage for violation of a director’s fiduciary duty of care.

The Registrant’s Bylaws provide that the Registrant shall indemnify directors and officers of the Registrant to the fullest extent permitted by the Delaware General Corporation Law, and further provide for advancement of expenses to directors and officers prior to final disposition of a matter unless a quorum of disinterested directors (or independent legal counsel if such a quorum is unobtainable or such a quorum so directs) determines, based on the facts then available, that (a) such director or officer acted in bad faith or deliberately breached his duty to the Registrant or its stockholders and (b) as a result of such actions, it is more likely than not that it will be ultimately determined that such director or officer is not entitled to indemnification. The Registrant’s Bylaws, as amended, provide that such indemnification is not exclusive of indemnification pursuant to indemnification agreements with any of its directors and officers or otherwise.

The Registrant has entered into indemnification agreements with present and former directors and present and former executive officers of the Company, each of which provide for the indemnification of such director or officer against any and all expenses, judgments, fines, penalties and amounts paid in settlement, to the fullest extent permitted by law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

See the “Exhibit Index” included in this Registration Statement following the signature page, which index is incorporated into this Item by reference.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such provided, however, information in the registration statement;

provided, however, paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, and State of Florida, on this 10th day of February 2012.

COMPREHENSIVE CARE CORPORATION

By:	/s/ Clark A. Marcus
Clark A. Marcus
Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Clark A. Marcus and Robert J. Landis and each of them, any of whom may act without the joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and all other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact as agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ CLARK A. MARCUS	Chairman of the Board of Directors and Chief Executive Office (Principal Executive Officer)	February 10, 2012
Clark A. Marcus

/s/ ROBERT J. LANDIS	Acting Chief Financial Officer; Chief Accounting Officer (Principal Financial and Accounting Officer)	February 10, 2012
Robert J. Landis

/s/ JOSHUA SMITH	Director	February 10, 2012
Joshua Smith

/s/ ARNOLD FINESTONE	Director	February 10, 2012
Arnold Finestone

Signature	Capacity	Date

/s/ ARTHUR YEAP	Director	February 10, 2012
Arthur Yeap

/s/ SHARON KAY RAY	Director	February 10, 2012
Sharon Kay Ray

/s/ DAVID PITTS	Director	February 10, 2012
David Pitts

EXHIBIT INDEX

Exhibit Number	Exhibit

4.1	Restated Certificate of Incorporation of the Registrant (incorporated by reference to the Quarterly Report on Form 10-Q for the quarter ended February 28, 1995 filed on April 14, 1995)

4.2	Certificate of Designation regarding Series A Convertible Preferred Stock of the Registrant (incorporated by reference to the Current Report on Form 8-K dated June 14, 2005 and filed on June 6, 2005)

4.3	Amendment to Restated Certificate of Incorporation of the Registrant (incorporated by reference to the Current Report on Form 8-K dated October 28, 2005 and filed on November 3, 2005)

4.4	Amendment to Restated Certificate of Incorporation of the Registrant (incorporated by reference to the Current Report on Form 8-K dated March 23, 2006 and filed on March 24, 2006)

4.5	Certificate of Designation regarding Series B-1 and Series B-2 Convertible Preferred Stock of the Registrant (incorporated by reference to the Current Report on Form 8-K dated January 16, 2009 and filed on January 23, 2009)

4.6	Certificate of Elimination regarding Series A Convertible Preferred Stock of the Registrant (incorporated by reference to the Current Report on Form 8-K dated March 31, 2009 and filed on April 6, 2009)

4.7	Certificate of Designation regarding Series D Convertible Preferred Stock of the Registrant (incorporated by reference to the Current Report on Form 8-K dated March 31, 2009 and filed on April 6, 2009)

4.8	Amendment to Restated Certificate of Incorporation of the Registrant (incorporated by reference to the Current Report on Form 8-K dated June 17, 2009 and filed on June 23, 2009)

4.9	Certificate of Designation regarding Series C Convertible Preferred Stock of the Registrant (incorporated by reference to the Current Report on Form 8-K dated June 17, 2009 and filed on June 23, 2009)

4.10	Form of Amendment to Restated Certificate of Incorporation of the Registrant (incorporated by reference to Annex A to the Information Statement on Schedule 14C filed on December 6, 2010)

4.11	Form of Amendment to Restated Certificate of Incorporation of the Registrant (incorporated by reference to Annex A to the Information Statement on Schedule 14C filed on December 22, 2011)

5.1	Legal Opinion of Reed Smith LLP (filed herewith)

10.1	2009 Equity Compensation Plan (incorporated by reference to the Information Statement on Schedule 14C (File No 1-09927) filed on October 14, 2010)

23.1	Consent of Reed Smith LLP (contained in Exhibit 5.1 hereto)

23.2	Consent of Mayer Hoffman McCann P.C. (filed herewith)

23.3	Consent of Kirkland, Russ, Murphy & Tapp, P.A. (filed herewith)

24.1	Power of Attorney (included on the signature page to this Registration Statement)